Exhibit 10.4

Execution Copy

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into as of March 23, 2012 by and between High Power Exploration Inc., a company organized under the laws of the state of Delaware (formerly known as GoviEx IP Holdings Inc. and the assignee of a patent license from Govi High Power Exploration Inc.) (“HPX Delaware”) and GEO27 S.ar.l., a company organized under the laws of Luxembourg (“GEO27”), and (each, a “Party,” and collectively, the “Parties”).

WHEREAS, HPX Delaware is the licensee of the Licensed Technology (as defined below);

WHEREAS, GEO27 desires to obtain from HPX Delaware, and HPX Delaware is willing to grant to GEO27, an exclusive, and for the lifetime of the Licensed Patents (all capitalized terms as defined below) and perpetual in the case of the Licensed Technology other than the Licensed Patents (subject to the termination provisions hereinafter set forth), European Union license for the use of the Licensed Technology within the Licensed Field and the European Union right to develop and commercialize the Licensed Products, subject to, and in accordance with, the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.

1.1               “Affiliate” and “Affiliated” means (a) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or (b) any other Person, including but not limited to subsidiaries, of which such Person owns, directly or indirectly, a twenty-five percent (25%) or greater equity or voting interest. In addition, with respect to a Person that is an individual, “Affiliate” shall also include (x) the immediate family of such individual, including, without limitation, his or her spouse, children and their spouses, grandchildren and any other descendants by blood or adoption, and (y) any trust, limited liability company, partnership or other entity the equity owners or beneficiaries (as applicable) of which are any of the individuals described in the foregoing clause (x). For purposes of clarification, “Affiliate” of any Person shall also include any other Person that becomes an Affiliate of such Person after the date hereof.

1.2               “Claim” means any demand, investigation, action, suit, proceeding, claim, assessment, judgment, settlement or compromise relating, directly or indirectly, to: (a) the Licensed Technology, including without limitation the Licensed Patents, any Patent Rights, Licensed Patent Rights or Licensed Product; and/or (b) this Agreement (including without limitation, the License contained herein, the obligations of the Parties pursuant hereto and the representations and warranties made by the Parties herein).

1.3	“Confidential Information” has the meaning ascribed thereto in Section 5.1.

1.4           “Control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of directors or similar body governing the affairs of such Person.

1.5	“Disclosing Party” has the meaning ascribed thereto in Section 5.1.

1.6	“Force Majeure Event” has the meaning ascribed thereto in Section 11.10.

1.7           “Governmental Authority” means any domestic or foreign, federal, national, state, multi- state, international, multinational or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any court or other tribunal or judicial authority.

1.8	“GEO27 Improvements” has the meaning ascribed thereto in Section 4.1(c).

1.9           “Improvements” means any enhancement, invention, variation, update, modification or discovery created, identified or discovered by or on behalf of either Party with respect, directly or indirectly, to the subject matter of the Licensed Technology.

1.10         “Intellectual Property Rights” means (a) all rights under all copyright laws of the United States and all other countries for the full terms thereof (of all rights accruing by virtue of copyright treaties and conventions), including but not limited to all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for and obtain copyright registrations therefor and recordations thereof, and including without limitation all copyright rights in all software, documentation, user and application interfaces including without limitation the look and feel and the structure, sequence and organization thereof; (b) all rights to and under new and useful inventions, discoveries, designs, technology and art and all other patentable subject matter, including, but not limited to, all improvements thereof and all know-how related thereto, and all applications for and the right to make applications for Letters Patent in the United States and all other countries, all Letters Patents that issue therefrom and all reissues, extensions, renewals, divisions and continuations (including continuations-in-part) thereof, for the full term thereof; (c) all trademarks, service marks and Internet domain names and the like and the goodwill associated therewith throughout the world; (d) all trade secrets, confidential business information, evaluations and reports; (e) all know-how under the laws of any jurisdiction and all know-how not otherwise included in the foregoing; and (f) all other intellectual and industrial property and proprietary rights throughout the world not otherwise included in the foregoing, including without limitation all techniques, methodologies and concepts and trade dress.

1.11         “HPX Delaware Improvements” means any enhancement, invention, variation, update, modification or discovery created, identified or discovered by or on behalf of HPX Delaware or otherwise acquired by HPX Delaware with respect, directly or indirectly, to the subject matter of the Licensed Technology in the Licensed Field.

1.12	“License” has the meaning ascribed thereto in Section 2.1.

1.13         “Licensed Field” and “Field of Use” mean the use of the Licensed Technology for any purpose in the fields listed in Schedule I.

1.14         “Licensed Patents” means those patents and patent applications identified in Schedule I hereto and any New Patents, and any Patent Rights, if any, of HPX Delaware throughout the Territory with respect to the Licensed Field.

1.15	“Licensed Patent Rights” means all Patent Rights with respect to the Licensed Patents.

Execution Copy

1.16         “Licensed Product” means any present or future product or service within the Field of Use, the manufacture, use, offer for sale, sale or performance of which: (a) incorporates, embodies or otherwise includes any of the Licensed Patents, HPX Delaware Improvements or related Intellectual Property Rights; or (b) would, absent the license granted to GEO27 hereunder, infringe or misappropriate any of the Licensed Patent Rights, HPX Delaware Improvements or related Intellectual Property Rights.

1.17         “Licensed Technology” means the Licensed Patents, and all technology or Improvements (including, but not limited to, any Patent Rights applicable to any such technology or Improvements thereof in whole or in part) developed by HPX Delaware in the Licensed Field or in connection with, related to, arising from, used in the making of and/or embodied in the Licensed Products (including, but not limited to, all modifications, additions, enhancements and Improvements of any kind to the Licensed Patents and such technology) and all other Intellectual Property Rights owned by or licensed to HPX Delaware and associated with the Licensed Patents or such technology or Improvements during the term of this Agreement. Without limitation of the foregoing, and for the avoidance of doubt, the foregoing shall include all know-how with respect to the Zeus Transmitter.

1.18	“License Fee” has the meaning ascribed thereto in Section 2.2.

1.19         “Losses” means and includes, but shall not be limited to, losses, liabilities, claims, damages, costs (including, without limitation, the reasonable costs incurred in the enforcement of any indemnification obligations, or taxes), reasonable legal fees (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation and settlement), liabilities, penalties and expenses incurred by the applicable Person.

1.20          “New Patents” mean any patent and patent applications with respect to the HPX Delaware Improvements.

1.21         “Patent Rights” means the rights and interests in and to issued patents and patent applications (including inventors’ certificates and utility models) in any country or jurisdiction within the Territory, including all substitutions, continuations, continuations-in-part, divisional applications, supplementary protection certificates, renewals, all Letters Patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition and foreign counterparts.

1.22         “Person” means any individual, sole proprietorship, partnership, incorporated organization, association, corporation, limited liability company, institution, public benefit corporation, any other entity, estate, trust, firm, company, government, Governmental Authority or any joint venture (whether or not having a separate legal personality).

1.23	“Receiving Party” has the meaning ascribed thereto in Section 5.1.

1.24         “Regulatory Approval” means all technical and other licenses, registrations, authorizations, permits or approvals (including, without limitation, supplements, amendments, post- approvals, pricing and Third Party reimbursement approvals, marketing authorizations based on such approvals, including any prerequisite manufacturing approvals or authorizations related thereto and labeling approvals) of any national, federal, regional, provincial, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority, necessary for the development, manufacture, distribution, marketing, promotion, commercialization, offer for sale, use, import, export or sale of the Licensed Products.

1.25         “Sublicensee” means any Third Party to whom GEO27 grants a sublicense of some or all of the rights granted to GEO27 under this Agreement.

1.26	“Territory” means those countries and/or jurisdictions listed in Schedule I hereto.

1.27          “Third Party” and “Third Parties” mean one or more Persons other than GEO27, HPX Delaware and their respective Affiliates.

2.	Grant of Rights.

2.1           License. Subject to the terms and conditions of this Agreement, HPX Delaware hereby grants to GEO27 a royalty-free (subject to Section 2.2), fully paid-up, exclusive, perpetual (subject to the provisions of Section 8 hereof and as further set forth below), license under all of HPX Delaware’s Intellectual Property Rights within the Licensed Field, throughout the Territory with respect to the Licensed Technology relating to any Licensed Product, to: (a) make, use, modify, enhance and develop the Licensed Technology relating to any Licensed Product; and (b) develop, manufacture, promote, market, distribute, sell, offer for sale and commercialize any and all Licensed Products; notwithstanding the foregoing, the term of the license to the Licensed Patents incorporated in the Licensed Technology shall be for the terms of the respective Licensed Patents in countries in the Territory where there are Patent Rights (subject to the provisions of Section 8 hereof), (the “License”). For the avoidance of doubt, the sole and exclusive nature of the License herein granted being acknowledged, HPX Delaware, including, without limitation, any transferee, assignee or successor thereof, shall have no right to deal in any way with (or exercise any right herein granted to GEO27 with respect to) the Licensed Patents or any Licensed Product (including, without limitation, to manufacture, promote, market, distribute, sell, offer for sale and/or commercialize Licensed Products) within the Licensed Field throughout the Territory, and any such purported right shall be null and void. The Parties hereby further agree and confirm that the terms and conditions of the License granted herein, including without limitation the aforesaid exclusivity, shall survive any change in Control of HPX Delaware or the assignment, transfer or sale of all or substantially all of the assets of HPX Delaware, including, without limitation, any assignment, transfer or sale of all or substantially all of the assets of HPX Delaware by operation of law or otherwise.

2.2           License Fee. In consideration of the License granted herein, GEO27 shall pay HPX Delaware, within sixty (60) days of the final determination thereof, a sum equal to the fair market value of the European Union rights, based on a valuation determined by an independent appraiser agreed to by and among the Parties, to be selected from the following: (i) PricewaterhouseCoopers LLP; (ii) Ernst & Young LLP; (iii) Deloitte LLP; (iv) KPMG LLP; (v) Duff & Phelps, LLC; (vi) FTI Consulting, Inc.; or (vii) Houlihan Lokey, Inc. (the “License Fee”).

2.3           Publication Rights. The License granted in Section 2.1 includes the right to disclose or make public any and all information, including results, based on the work or activities carried out by GEO27 in connection with the development of Licensed Products or their use within the Licensed Field other than trade secrets, know-how or other confidential or proprietary information with respect to the Licensed Technology, the Licensed Products, and HPX Delaware’s other business activities outside of the Licensed Field, which GEO27 shall at all times keep confidential. GEO27 agrees not to disclose any information or make any public statements relating to the use or application of the Licensed Technology, Licensed Products or the subject technology of the Licensed Technology as related to any use other than the Licensed Field.

2.4           Recordation. GEO27 and HPX Delaware shall cooperate, at HPX Delaware’s expense, to record this Agreement to the extent, if any, required by Governmental Authorities in order to establish, perfect or enforce the Parties’ rights hereunder, provided that the terms of this Agreement shall not be provided or otherwise disclosed except to the extent necessary to effect such recordation.

2.5            Right to Sublicense. GEO27 shall have the unrestricted and unlimited right to grant sublicenses (subject, for the avoidance of doubt, to the confidentiality provisions hereof) as to all or any portion of its rights under the License granted pursuant to Section 2.1 hereof to any Person as it in its sole discretion desires, provided that GEO27 shall indemnify HPX Delaware for any and all Claims made against or Losses incurred by HPX Delaware as a direct result of any such sublicense.

2.6           Consideration. Subject to Section 2.2, it is hereby acknowledged that the License granted herein is royalty-free and fully paid-up.

2.7           Retained Rights. The Parties acknowledge and agree that no title, interest or license to any Patent Rights or other Intellectual Property Rights is granted to GEO27 by this Agreement, by implication or otherwise, except as set forth in Section 2.1.

2.8           Patent Marking. GEO27 agrees to comply or cause a Third Party to comply with all applicable patent marking statutes in each country within the Territory in which a Licensed Product is made, offered for sale, sold or imported by GEO27, its Affiliates, licensees and/or sublicensees.

2.9           Bankruptcy. The Licensed Technology is “intellectual property” as defined in 11 U.S.C. 101(35A) which has been licensed hereunder in a contemporaneous exchange for value and this Agreement will be governed by 11 U.S.C. 365(n) (and any similar laws in other countries), as the same may be amended or supplemented from time to time, if HPX Delaware files for bankruptcy.

3.	Development and Commercialization of Licensed Products.

3.1           Commercialization. On and after the date hereof, GEO27 shall have full control and authority over all commercialization of Licensed Products in the Licensed Field throughout the Territory, including without limitation: (a) all activities relating to the manufacture and supply of the Licensed Products; (b) all marketing, promotion, sales, distribution, import and export activities relating to the Licensed Products; and (c) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (save as hereinafter set forth, and save that all of the actions provided in this item (c) shall be at the sole cost and expense of GEO27). GEO27 shall own all data, results and all other information arising from any such activities under this Agreement, including, without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products, and all of the foregoing information, documentation and materials shall be considered Confidential Information owned solely by GEO27.

3.2           No Obligation to Commercialize. It is hereby acknowledged and agreed that notwithstanding any and all rights herein granted to GEO27 pursuant to the License, GEO27 shall have no obligation whatsoever to exercise any such rights, and for greater certainty but without limiting the generality of the foregoing, GEO27 shall have no obligation to develop, commercialize, sell or otherwise deal with any of the Licensed Technology or any Licensed Products, the whole without in any way affecting, limiting or jeopardizing any of the rights herein granted to GEO27.

4.	Intellectual Property Rights.

4.1	Patent Filing Prosecution and Maintenance.

(a)    Patent Rights. As between the Parties, HPX Delaware shall have the sole right to prepare, file, prosecute, obtain and maintain, and acting through patent attorneys or agents of its choice, at its sole cost and expense, all Patent Rights in the Licensed Patents in all jurisdictions throughout the Territory. In the event that HPX Delaware shall fail or refuse to pursue any such prosecution, maintenance, obtainment, filing, continuation or otherwise within the Licensed Field with respect to the Patent Rights, then GEO27 may act to do so on its own behalf, but for the benefit of and in the name of HPX Delaware, at the sole cost and expense of HPX Delaware who irrevocably undertakes to, and shall, fully indemnify and reimburse GEO27 for all of its costs and expenses in relation thereto, including, without limitation, legal fees. Except as explicitly set forth above, for the avoidance of doubt, HPX Delaware shall have all rights to prepare, file, prosecute, obtain and maintain, and acting through patent attorneys or agents of its choice, at its sole cost and expense, all Patent Rights, in and to all Improvements in all jurisdictions in the Territory.

(b)    HPX Delaware Improvements. HPX Delaware shall have the right to prepare, file, prosecute, obtain and maintain and acting through patent attorneys or agents of its choice, at its sole cost and expense, all Patent Rights, in and to all HPX Delaware Improvements in the Territory. HPX Delaware: (i) will provide GEO27 with a description of any invention included in any HPX Delaware Improvements with respect to which HPX Delaware intends to file a patent application, and a copy of any application relating to Patent Rights and/or relating to the Licensed Field, for review and comment reasonably in advance of filing, which shall under no circumstances be less than thirty (30) days; and (ii) will keep GEO27 reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation: (x) by providing GEO27 with copies of all material communications received from or filed in patent office(s) with respect to such filing; and (y) by providing GEO27, within a reasonable time prior to taking or failing to take any action that would materially affect the scope or validity of any such filing (including the substantial narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country with respect to which HPX Delaware notified GEO27 that it intended to file a patent application as set forth above in this Section 4.1(b)), with prior written notice of such proposed action or inaction so that GEO27 has a reasonable opportunity to review and comment. HPX Delaware hereby irrevocably agrees to grant to GEO27 for no additional consideration, an exclusive and for the lifetime of the Licensed Patents, including any New Patents that issue pursuant to this Section 4.1(b), and perpetual, with respect to Intellectual Property Rights that are not covered by Licensed Patents, including New Patents (subject to the provisions of Section 8 hereof), license in the tenor and breadth of the License, in the Territory, with respect to the Licensed Field, to all HPX Delaware Improvements and HPX Delaware shall promptly execute any and all documentation required in order to evidence the same. In addition, HPX Delaware shall be responsible for using commercially reasonable efforts to develop HPX Delaware Improvements, including, but not limited to, the reasonable costs thereof.

(c)    GEO27 Improvements. GEO27 hereby agrees to assign, and hereby assigns to HPX Delaware, and HPX Delaware accepts the assignment of, all rights, titles and interests to any Improvements, including all Intellectual Property Rights, it creates, or has created prior to the date hereof, related to the Licensed Technology and/or Licensed Products (“GEO27 Improvements”). GEO27: (i) will provide HPX Delaware with a detailed written description of any Improvements included in any GEO27 Improvements with respect to the Licensed Technology and/or relating to the Licensed Field; and (ii) will provide HPX Delaware with all necessary assistance to allow HPX Delaware to perfect Patent Rights and other Intellectual Property Rights in the GEO27 Improvements including, but not limited to: (x) providing HPX Delaware with copies of all material communications and documentation relating to the GEO27 Improvements; and (y) providing HPX Delaware and HPX Delaware’s designated attorneys or agents with access to all inventors of the GEO27 Improvements and causing said inventors to cooperate with all portions of any patent prosecution process or the subsequent enforcement of any Patent Rights, including, but not limited to, GEO27 doing all acts requested by HPX Delaware to evidence, apply for, procure, register, record, maintain, enforce and defend HPX Delaware’s rights in and to the same on a prompt basis but in any event within such time periods required for HPX Delaware to timely preserve or assert its rights in any country. GEO27 hereby appoints HPX Delaware as its agent and attorney-in-fact to act for and on its behalf in connection with the foregoing, which appointment is irrevocable and coupled with an interest. GEO27 acknowledges and agrees that it has an affirmative obligation to document and promptly identify to HPX Delaware any GEO27 Improvements and to maintain the confidentiality of all GEO27 Improvements.

4.2           Ownership. GEO27 agrees that, as between the Parties, HPX Delaware (and/or its Affiliates or related entities, other than GEO27 and its subsidiaries, as applicable) shall own all rights, titles and interests, including, without limitation, all Intellectual Property Rights, in the Licensed Technology and the Improvements (collectively, “HPX Delaware Property”). If the foregoing is not adequate to vest sole and exclusive ownership of such rights, as between the Parties, in HPX Delaware by operation of law in any jurisdiction, GEO27 agrees and hereby does assign, grant and convey all ownership rights in the HPX Delaware Property to HPX Delaware effective as of/from the moment of its creation without the necessity of any other action by, or consideration from, any of the Parties. HPX Delaware accepts such assignment, grant and conveyance. GEO27 agrees to provide HPX Delaware all assistance required to vest or perfect HPX Delaware’s exclusive ownership of the same and to cooperate with HPX Delaware and do all acts requested by HPX Delaware to evidence, establish, apply for, procure, register, record, maintain, enforce and defend HPX Delaware’s ownership rights on a prompt basis, but in any event within such time period(s) as required to enable HPX Delaware to timely preserve or assert its rights in any country or region of the world. GEO27 agrees to comply with all reasonable requests from HPX Delaware related to securing, protecting, enforcing and defending HPX Delaware’s rights in the HPX Delaware Property, including, without limitation, executing additional documents and/or instruments as reasonably requested. GEO27 represents and warrants that GEO27 has the right to grant the foregoing rights. GEO27 shall promptly make a complete written disclosure to HPX Delaware of each invention, technique, device, method, discovery or procedure, whether patentable or not, conceived or first actually reduced to practice, solely or jointly by GEO27 and/or HPX Delaware and/or their respective employees and agents, as a result of this Agreement and License. GEO27 shall specifically point out the features or concepts which GEO27 believes to be new or different. GEO27 acknowledges and agrees that GEO27 is not granted any rights under any of HPX Delaware’s, or its Affiliates’ or related entities’ (other than GEO27 and its subsidiaries), Intellectual Property Rights or other rights, unless HPX Delaware or an Affiliate or a related entity (other than GEO27 and its subsidiaries) expressly grants GEO27 such rights in writing. All rights not so expressly granted are hereby expressly reserved to HPX Delaware and its Affiliates and related entities, other than GEO27 and its subsidiaries. GEO27 further acknowledges and agrees that all GEO27 Improvements shall constitute HPX Delaware Property.

4.3	Infringement of Licensed Patent Rights.

(a)    Notice of Infringement. If either Party learns of any actual, alleged or threatened infringement or misappropriation by a Third Party of any Licensed Technology under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement or misappropriation.

(b)    Infringement of Licensed Patents. As between the Parties, HPX Delaware shall have the obligation, at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Licensed Patents, and the sole right in its discretion with respect to all other Intellectual Property Rights. GEO27 shall have the right, at its own expense, to participate in any such action brought by HPX Delaware that relates to the Licensed Field using counsel of GEO27’s own choice. If HPX Delaware does not file any action or proceeding against such infringement of a Licensed Patent Right within one (1) month (or such earlier period in the event that GEO27 would otherwise be prejudiced) after the earlier of: (i) HPX Delaware’s notice to GEO27 under Section 4.3(a) above; or (ii) a written request from GEO27 to take action with respect to such infringement, then GEO27 shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice.

(c)    Join in Action. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

4.4   Allocation of Amounts Recovered. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under Section 4.3, shall be applied as follows:

(a)    First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting (or participating with the prosecuting Party in) such enforcement action;

(b)    Second, to GEO27 in reimbursement for lost sales (actual and anticipated) associated with Licensed Products;

(c)    Third, to HPX Delaware for lost sales (actual and anticipated) associated with any products or services not constituting Licensed Products; and

(d)    Fourth, any amounts remaining shall be allocated as follows: (x) if HPX Delaware or GEO27 is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to such Party; and (y) if such suit is brought jointly, fifty percent (50%) to each Party.

4.5   Defense of Third Party Claim. If any Third Party institutes an action or proceeding against either Party based on a Claim that the Licensed Technology or a Licensed Product infringes or will infringe any Third Party Intellectual Property Rights, HPX Delaware shall be obliged, at its own expense and with legal counsel of its own choice, to defend (or take other appropriate legal action) against such action or proceeding; provided, however, that HPX Delaware shall: (a) promptly notify GEO27 in writing of such action or proceeding received by it and all prior related Claims; (b) give GEO27 the right to participate in the defense and all negotiations for the settlement or compromise of such action or proceeding that relates to the Licensed Field; provided, further, that GEO27 shall provide to HPX Delaware all available information and such assistance and authority as HPX Delaware may reasonably require in order to prepare a proper defense of such action or proceeding. For greater certainty, this Section 4.5 shall be without prejudice to GEO27’s rights and recourses against HPX Delaware for any breach of a representation or warranty of HPX Delaware, any material breach of this Agreement by HPX Delaware or any indemnification obligation of HPX Delaware hereunder.

5.	Confidential Information.

5.1   Protection of Confidential Information. For the purposes of this Section 5, “Confidential Information” means all information of a confidential nature disclosed by whatever means by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and includes the provisions and subject matter of this Agreement. In connection with the foregoing, the following obligations and responsibilities will apply to all such Confidential Information:

(a)    The Receiving Party is authorized to possess and use Confidential Information only if and to the limited extent necessary, and only for so long as may be required, in connection with its rights and obligations under this Agreement and no other right of any kind in or to any of the Confidential Information is granted or conferred upon the Receiving Party;

(b)    The Receiving Party agrees to take all steps reasonably necessary to maintain the Confidential Information in strict confidence for the benefit of the Disclosing Party, and will not at any time, without the express written permission of the Disclosing Party, disclose the Confidential Information directly or indirectly to any Person, other than the Receiving Party’s employees, agents or contractors having a need to know in connection with its rights and obligations under this Agreement (but only if the Receiving Party has first taken appropriate action, whether by oral or written communications or by agreement or otherwise, to cause such person(s) to observe the obligations and responsibilities specified in this Agreement); and

(c)    Promptly upon the termination of this Agreement, or at such earlier time as the Disclosing Party may notify the Receiving Party in writing, the Receiving Party shall: (i) return to the Disclosing Party (or, if so authorized by the Disclosing Party, destroy) all Confidential Information obtained from the Disclosing Party, together with any copies, extracts or reproductions thereof in any form whatsoever; (ii) surrender to the Disclosing Party (or at the option of the Disclosing Party, destroy) any working papers or other documents or tangible manifestation prepared by or for the use of the Receiving Party which are based upon or which contain, describe or otherwise reveal, in whole or in part, any Confidential Information; and (iii) delete and erase (or cause to be deleted and erased) from the computers, computer files, retrieval systems, databases, storage media and memory devices of the Receiving Party all copies and versions of any of the foregoing.

5.2   Exclusions. Section 5.1 shall not apply to the disclosure of Confidential Information if and to the extent: (a) such disclosure is required by law or in order to enforce any rights pursuant to this Agreement in legal proceedings; or (b) such disclosure is required by any competent regulatory authority including without limitation, any stock exchange; or (c) such information was obtained from a Third Party lawfully possessed of such information and not in violation of any confidentiality restrictions or is in the public domain other than through breach of this clause, provided that any Confidential Information shall only be disclosed after notification to the other Party to the extent permitted by applicable law.

5.3   Equitable Relief. The Parties acknowledge that the breach or non-performance by the Receiving Party of its responsibilities and obligations specified in this Section 5 would cause the Disclosing Party immediate and irreparable harm for which monetary damages alone would not be an adequate remedy. Accordingly, if any such non-performance or breach by the Receiving Party occurs, or is threatened or anticipated to occur, the Parties agree that the Disclosing Party will be entitled to seek, in addition to any other remedies, specific performance and/or injunctive relief, and the Receiving Party will not oppose any such application, or require the Disclosing Party to post a bond or other security (even if otherwise normally required).

6.	Representations and Warranties.

6.1   HPX Delaware Representations. HPX Delaware hereby represents and warrants to GEO27 that the following representations and warranties are true and correct and acknowledges that GEO27 is relying on such representations and warranties in entering into this Agreement:

(a)    HPX Delaware is duly constituted, validly existing and in good standing under the laws of its constituting jurisdiction and has full power and authority under all applicable laws to own its property and to carry on its affairs as they are presently conducted;

(b)   The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action of HPX Delaware;

(c)    This Agreement constitutes a legal, valid and binding obligation of HPX Delaware, enforceable against HPX Delaware in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws related to or limiting creditors’ rights generally or general principles of equity). None of the execution and delivery of, and the performance by HPX Delaware of any covenant or obligation under this Agreement, contravenes, results in or will contravene, violate or result in (with or without the giving of notice or lapse of time, or both) any breach or default of, or acceleration of any obligation of HPX Delaware under any applicable law or any agreement to which it is a party;

(d)    To the best of HPX Delaware’s knowledge and belief, there are no liens, hypothecs, mortgages, charges, security interests or other encumbrances on or affecting the Licensed Technology licensed hereunder;

(e)    To the best of HPX Delaware’s knowledge and belief, there are no Claims by Third Parties relating to the Licensed Technology licensed hereunder, nor any violations, infringements or misappropriations of any Third Party’s rights by the Licensed Technology licensed hereunder;

(f)     To the best of HPX Delaware’s knowledge and belief, there are no Claims, problems or challenges with respect to the patentability, enforceability or validity, as applicable, of the Licensed Patents;

(g)    To the best of HPX Delaware’s knowledge and belief, there are no liabilities whatsoever with respect to the Licensed Patents of any kind other than the due and punctual payment of patent fees;

(h)    To the best of HPX Delaware’s knowledge and belief, neither HPX Delaware nor the Licensed Technology licensed hereunder are subject to any restriction imposed by any Governmental Authority or subject to any applicable law, other than applicable patent and intellectual property law, which restricts or interferes with the transactions contemplated herein, and to the extent any approvals or consents are required from any Governmental Authority will make reasonable efforts to so obtain;

(i)     To the best of HPX Delaware’s knowledge and belief, there is no Claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, government proceeding or other proceeding, including appeals and applications for review, whether or not insured, in progress against, by, relating to or affecting the Licensed Technology licensed hereunder, nor are any of the same pending or threatened. There is not at present outstanding against HPX Delaware any order of any Governmental Authority that adversely affects the Licensed Technology licensed hereunder in any way that relates to this Agreement;

(j)     Schedule I sets forth a list of Licensed Patents owned or licensed by HPX Delaware which are related to the development of the Licensed Products. To the best of HPX Delaware’s knowledge and belief, no Intellectual Property Rights of any Third Party whatsoever are in any way incorporated or included in, or related to, the Licensed Patent Rights or which may have any adverse effect on the Licensed Patent Rights;

6.2   GEO27 Representations. GEO27 represents and warrants to HPX Delaware that the following representations and warranties are true and correct and acknowledges that HPX Delaware is relying on such representations and warranties in entering into this Agreement:

(a)     GEO27 is duly constituted, validly existing and in good standing under the laws of its jurisdiction of constitution and has full power and authority under applicable corporate law to own its property and to carry on its affairs as they are presently conducted;

(b)    The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action of GEO27; and

(c)    This Agreement constitutes a legal, valid and binding obligation of GEO27, enforceable against GEO27 in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws related to or limiting creditors’ rights generally or general principles of equity). The execution, delivery and performance of this Agreement by GEO27 does not conflict with any agreement, instrument or understanding to which GEO27 is a party or by which it is bound.

7.	Indemnification.

7.1   HPX Delaware Indemnity. Subject to the provisions of Section 4.5 hereof, HPX Delaware shall, and hereby irrevocably undertakes to, indemnify, defend and hold harmless GEO27, its Affiliates and Sublicensees and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns, from and against any Losses suffered or incurred by any one or more of them, as a result of, based upon, or arising in connection, directly or indirectly, with: (a) any Claim the Licensed Technology hereunder infringes the Intellectual Property Rights of a Third Party; (b) any breach of, or falsity or inexactitude in, any representation or warranty made or given by HPX Delaware in this Agreement; (c) any failure by HPX Delaware (or any of its Affiliates) to duly and punctually perform any covenant or obligation contained in this Agreement or in any document delivered pursuant to it; or (d) the gross negligence of HPX Delaware.

7.2   GEO27 Indemnity. GEO27 shall indemnify, defend and hold harmless HPX Delaware, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns, from and against any Losses suffered or incurred by any one or more of them, as a result of, based upon, or arising in connection, directly or indirectly, with: (a) any Claim that the Licensed Technology, or a Licensed Product infringe the Intellectual Property Rights of a Third Party to the extent caused by GEO27’s modifications thereof; (b) any breach of, or falsity or inexactitude in, any representation or warranty made or given by GEO27 in this Agreement; (c) any failure by GEO27 (or any of its Affiliates) to duly and punctually perform any covenant or obligation contained in this Agreement or in any document delivered pursuant to it; or (d) the gross negligence of GEO27.

7.3   Notice of Claim / Reasonable Assistance. The right of each of the foregoing Parties to receive indemnification pursuant to this Section 7 is subject to that Party providing prompt written notice of a claim of indemnification to the Party having an obligation to indemnify pursuant to this Section 7 and providing reasonable assistance requested by such Party in connection with such claim.

8.	Term and Termination.

8.1   Term. Unless terminated pursuant to this Section 8, this Agreement and the License (subject to the limitations herein with respect to the Licensed Patents) herein granted shall remain in full force and effect in perpetuity (“Term”).

8.2   Termination by GEO27. GEO27 may terminate this Agreement in its sole discretion at any time during the Term hereof on not less than one hundred twenty (120) days prior written notice to HPX Delaware.

8.3	Termination by Either Party.

(a)    Termination for Breach. In the event either Party shall be in breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued within one hundred and twenty (120) days following the date of such written notification, and, if so initiated and pursued, is not cured within one hundred and eighty (180) days of such written notification, in addition to any other damages or remedies available to the non-breaching Party, the non-breaching Party shall have the right thereafter to terminate this Agreement by giving not less than thirty (30) days prior written notice to the breaching Party to such effect. Any termination by any Party under this Section 8.3(a) shall be without prejudice to any damages or remedies to which it may be entitled from the other Party.

(b)    Termination for Insolvency. Either Party may terminate this Agreement without notice if the other Party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party (except for involuntary bankruptcies which are dismissed within ninety

(90) days), or has a receiver or trustee appointed for substantially all of its property.

8.4   Effect of Termination. Upon termination of this Agreement by GEO27 pursuant to Section 8.2 or 8.3(b), and upon termination of this Agreement by HPX Delaware pursuant to Section 8.3, all rights and obligations under this Agreement shall terminate (except as provided in Section 8.5) and all license rights shall revert to HPX Delaware and GEO27 shall return to HPX Delaware all of HPX Delaware’s Confidential Information, including but not limited to, any Licensed Products.

8.5   Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the obligations pursuant to Sections 1, 2.9 (upon termination of this Agreement by GEO27 pursuant to 8.3(b)), 4, 5, 6, 7, 9, 10 and 11, shall survive termination of this Agreement.

9.	LIMITED LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES: (A) ARE INCLUDED IN AN AWARD AGAINST A PARTY RESULTING FROM A THIRD PARTY CLAIM FOR WHICH SUCH PARTY IS INDEMNIFIED HEREUNDER; (B) ARE RELATED TO, OR ARISE FROM, PERSONAL INJURY, DEATH OR DAMAGE TO TANGIBLE PROPERTY; OR (C) ARE RELATED TO OR ARISE FROM WILLFUL OR INTENTIONAL MISCONDUCT.

10.	NO WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 6.1 OR 6.2, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	General Provisions.

11.1          Notices. Any notice or document shall be deemed to be given or delivered to or received by a Party (a) if delivered in person, at the time of delivery, (b) if sent by one Party to another Party within the same jurisdiction, at 10:00 a.m. on the second Business Day (which for purposes of this Section means a day during which commercial banks in Toronto and New York are generally open for business) after it was put into the post, or if sent by post by one Party to another Party in a different jurisdiction, at 10:00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post, or (c) if sent by fax, at the expiration of two hours after the time of dispatch, if dispatched before 3:00 p.m. (local time at the place of destination) on any Business Day, and in any other case at 10:00 a.m. (local time at the place of destination) on the next Business Day following the date of dispatch, in each case, to such Party at the first fax number or address listed for such Party below. All notices, requests, claims, demands and other communications under this Agreement shall be delivered to the Parties in person or sent to the address set forth below by registered post, postage prepaid and return receipt requested or by facsimile (with confirmation of receipt) as follows:

If to HPX Delaware:

Attention:	Corporate Secretary
Facsimile No.:	+1-604-682-2060
Address:	654 – 999 Canada Place Vancouver, BC V6C 3E1 Canada

If to GEO27:

Attention:	Corporate Secretary
Facsimile No.:	+1-604-682-2060
Address:	654 – 999 Canada Place Vancouver, BC V6C 3E1 Canada

11.2         Non-Competition. HPX Delaware shall not compete directly or indirectly with GEO27 anywhere in the Territory, including, without limitation (a) providing any services within the Field of Use to any Third Party, or (b) licensing or sublicensing any Intellectual Property Rights for use within the Field of Use, which would enable any Third Party to compete with GEO27 anywhere in the Territory.

11.3         Severability. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable or invalid under any applicable law, such provision will be interpreted in a manner, or replaced by a provision, that, to the greatest extent possible, effectuates the objectives of such provision within the limits of applicable law or applicable court decisions. The unenforceability or invalidity of any such provision will in no event affect the validity, force or effect of the remaining provisions of this Agreement.

11.4          Governing Law. Any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

11.5         Venue. Any suit or action of any kind brought to enforce any provision of this Agreement shall be brought in any court of competent jurisdiction in the County of New York, State of New York, United States. The Parties consent to personal jurisdiction of and venue in the state and federal courts within that county and hereby irrevocably waive any objections to such jurisdiction, including but not limited to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each of the Parties hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the means set out for the giving of notice pursuant to Section 11.1 of this Agreement. Nothing herein shall affect the right of any Party hereto to serve process in any other manner permitted by law.

11.6         Entire Agreement. This Agreement, together with the Schedules and other attachments hereto, contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations with respect to the subject matter hereof.

11.7         Amendment. This Agreement may be amended only by an instrument in writing signed by all of the Parties.

11.8         No Waiver. No omission or delay on the part of any Party in exercising its rights under this Agreement or in requiring due and proper fulfillment by the other Party as set forth in this Agreement shall be deemed to constitute a waiver and no waiver by the Party of any breach or default by the other Party shall operate as a waiver of any succeeding breach or other default or breach by the other Party.

11.9         Interpretation and Construction. References to Sections are to the Sections herein. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof. This Agreement shall not be construed as creating a partnership between the Parties or joint venture of any kind or any other form of legal association that would impose liability upon one Party for the acts or failure to act of the other Party. Nothing contained herein will be construed as creating any agency, employment, franchise, partnership or other form of joint enterprise between the Parties. Neither Party shall have, or hold itself out as having, the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other, except with the express written consent of the other. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

11.10       Force Majeure. Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or Acts of God; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; strikes, lockouts or labor difficulties; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”). These delays shall not constitute a breach of this Agreement and the non-performing Party will be excused from any further performance or observance of the obligations so affected by the Force Majeure Event for as long as the Force Majeure Event exists and such Party continues to use its best efforts to recommence performance or observance thereof whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Party by telephone (confirmed in writing within two (2) Business Days of the inception of such delay).

11.11        Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Technology License Agreement effective as of the day, month and year first above written.

HIGH POWER EXPLORATION INC.

By:	/s/ Mask Gibson
	Name:	MARK GIBSON
	Title:	CHIEF EXECUTIVE OFFICER

GE027 S.AR.L

SCHEDULE I

Licensed Patents:

National Phase applications entitled “Sparkgap device, particularly high-voltage spark-gap device,” resulting from PCT International Patent Application No. PCT/FR 2004/001192, dated May 14, 2004, filed in Australia, Canada, China, South Korea, India, Japan and the United States.

All other patents and patent applications with respect to the Licensed Field, including, for the avoidance of doubt, with respect to the Zeus and Typhoon Transmitters, issued or licensed to HPX Delaware, or applied for by, or on behalf of, HPX Delaware as of the date hereof. This Schedule I may be amended from time to time by mutual agreement by notation of the Parties without the need for a formal amendment to this Agreement to further specify such patents and patent applications.

Territory: European Union

Licensed Field (Fields of Use): Geological Survey for mineral exploration.